Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-169018, 333-212583, and 333-233401) of Embassy Bancorp, Inc. and Subsidiary of our report dated March 16, 2026 relating to the consolidated financial statements, which appears in this annual report on Form 10-K, for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Allentown, Pennsylvania

March 16, 2026